EXHIBIT 10.8








                             AMERICAN STORES COMPANY

                                      1999

                                 Incentive Plan
























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                             AMERICAN STORES COMPANY
                               1999 INCENTIVE PLAN


PLAN PURPOSE

The 1999 Incentive Plan is designed to result in competitive total compensation levels and assist in retaining executives.

KEY FEATURES

          Your participation level in the 1999 Plan will be 20% of your 1999 base salary at target. The maximum award is 70% of base salary.

          The plan will pay out cash based on the Award Schedule.

ELIGIBILITY
Participation in the American Stores Company 1999 Incentive Plan is limited to key executives who were participants in the 1998 Performance Incentive Plan.

PERFORMANCE PERIOD
The performance period will be Fiscal Year 1999.

PERFORMANCE MEASURE
The performance measure for this plan will be basic Earnings Per Share (E.P.S.) for Fiscal Year 1999 as adjusted for certain non-recurring events.

TARGETED AWARDS
Target awards are 20% of the participant's base salary paid during the Fiscal Year 1999. The award schedule will be used to determine individual awards. The maximum award attainable is 70% of the participant's base salary paid during the Fiscal Year 1999.

CALCULATION OF INDIVIDUAL  AWARD
The award will be calculated using the award schedule. Assuming Fiscal Year 1999 basic E.P.S. is _____ and your Fiscal Year 1999 base salary is $100,000, the amount of your award in this example would be calculated as follows:

TARGET = $100,000 x 20% = $20,000

AWARD FACTOR FROM THE AWARD SCHEDULE TIMES YOUR TARGET = 125% x $20,000 =$25,000

VALUE of AWARD = $25,000

FORFEITURES
If you voluntarily terminate employment and are under age 57 or you are terminated for cause, you will forfeit any award under the 1999 Incentive Plan.

If you are terminated without cause, or you are terminated and are over age 57 and the termination was not for cause, the award will be paid but pro-rated through the date of your termination.

TAXES
Normal withholding of social security taxes, federal, state and local income taxes will be made from the award.

ADMINISTRATION OF PLAN

The following are administrative guidelines for the American Stores Company Incentive Plan:

           The Compensation and Stock Option Committee of the Board of Directors has final approval of the Plan. Determination of attainment of the performance measure (if applicable) will be made by the Compensation and Stock Option Committee.

           If a participant dies or becomes disabled (as determined under the American Stores Long-Term Disability Plan) before the end of Fiscal Year 1999, the participant will receive a pro-rata award, based upon the participant's salary earned during Fiscal Year 1999 before the death or disability.

           Being included as a participant in this Plan for Fiscal Year 1999 should not be construed as entitling an associate to continued employment with the Company, nor to participate in plans for future years. The Company reserves the right to promote, demote, discipline, terminate, make compensation decisions, and otherwise manage its employees as it deems fit.

           The   Compensation  and  Stock  Option  Committee  has  authority  to interpret the Plan and make all determinations required to administer the Plan.

           The Compensation and Stock Option Committee reserves the right to amend or terminate the Plan at any time with respect to benefits not yet accrued under the Plan.

CHANGE OF CONTROL
Notwithstanding all of the provisions above, in the event there is a Change of Control as defined in the 1997 Stock Option and Stock Award Plan during Fiscal Year 1999, the plan will pay out as described below and will terminate.

All participants will receive their target awards, pro-rated based on the ratio between the number of days completed in Fiscal Year 1999 through the date the Change Of Control transaction closes and 364 (the total days in Fiscal Year
1999). The awards will be paid as soon as practicable, but no later than 30 calendar days after the date the transaction closes. If in the example given above, a Change of Control transaction closing date occurred 182 days after the beginning of Fiscal Year 1999, this would mean using the same formula but with an award factor of 100% rather than a value from the Award Schedule, and multiplying the resulting award by one-half, for an award of $10,000.

No other payments will be made under the plan after a Change of Control.